Exhibit 107

Calculation of Filing Fee Tables

S-8

(Form Type)

Farmmi, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price(4)	Fee Rate	Amount of Registration Fee(4)
Equity	Ordinary Shares	Rule 457(h) and 457(c)	10,000,000	$0.20	$2,000,000		185.40
Total Offering Amounts					$2,000,000		185.40
Total Fee Offsets							0.00
Net Fee Due							185.40(5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be issuable in accordance with the 2021 Share Incentive Plan (the “Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.
(2)	The 10,000,000 shares registered hereby represent ordinary shares issuable pursuant to the Plan, either directly or upon exercise of options or warrants issued under the Plan. The Registrant is registering only 10,000,000 of the 40,000,000 shares authorized under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act based on the average of the high and low prices reported for the Registrant’s ordinary shares on the NASDAQ Capital Market on February 9, 2022, which were $0.21 and $0.19, respectively.
(4)	Determined in accordance with Rule 457(h).
(5)	Paid herewith.